Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventSM

Conference Call Transcript

CASY - Q4 2011 Casey’s General Stores Inc Earnings Conference Call

Event Date/Time: Jun 14, 2011 / 02:30PM GMT

C O R P O R A T E   P A R T I C I P A N T S

Bill Walljasper

Casey’s General Stores Inc - CFO

Bob Myers

Casey’s General Stores Inc - President and CEO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Karen Short

BMO Capital Markets - Analyst

Irene Nattel

RBC Capital Markets - Analyst

Chuck Cerankosky

Northcoast Research - Analyst

Ben Brownlow

Morgan Keegan & Co., Inc. - Analyst

Kelly Bania

BofA Merrill Lynch - Analyst

Anthony Lebiedzinski

Sidoti & Company - Analyst

Damian Witkowski

Gabelli & Company - Analyst

P R E S E N T A T I O N

Operator

Good day and welcome to the fourth quarter 2011 Casey’s General Store conference call. My name is Jennifer and I will be your operator for today. At this time all participants are in listen-only mode. And later we will conduct a question-and-answer session. (Operator Instructions) As a reminder this conference is recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning. Thank you for discussing to discuss Casey’s results for the fiscal year ended April 30. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer is also here. Before I begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2010 annual report, such forward-looking statements involve known, and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. I’ll take a few minutes to summarize the results of the fourth quarter, the year and our outlook for fiscal 2012. Afterwards, we will open it up for questions about our results and outlook.

As all of you have seen, basic earnings per share for the fourth quarter were $0.60 compared to $0.43 for the same quarter a year-ago. The results last year in the fourth quarter did include $6.9 million in expenses related to unsolicited hostile takeover attempt from Couche-Tard. Year-to-date earnings per share were $2.24 compared to $2.30 last year. This result includes approximately $27.4 million in fees related to the takeover activity and cost associated with the early retirement of our 1995 and 1999 senior notes. Without these costs basic earnings for the year would have been $2.65 per share. Results reflect strong revenue gains across all categories, driving double-digit growth profit increases during this quarter. I will go over each category and give more detail on what is driving these results.

The strong gasoline margin environment that we have been experiencing over the last four years continued in the fourth quarter, resulting in an average margin of $0.156 per gallon compared to $0.131 per gallon the same period a year-ago. Year-to-date the margin is $0.152 per gallon, well ahead of our annual goal. Same-store gallons sold in the quarter were down 1.9% as the retail price of gas rose over 30% in this period. For the quarter, total gallons sold increased 6.7% to $335.3 million. Total gallons sold for the year were up 8.6% to $1.4 billion while same-store gallons sold for the year were up 1.6%. The average retail price of gasoline for the year was $2.87 a gallon compared to $2.48 last year. For the quarter the average retail price was $3.41 per gallon compared to $2.63. Due to a higher gasoline margin from a year-ago and strong gallon movement, gross profit in the quarter was up 27.5% to $52.3 million. The positive gas margin environment continues in May. However, a 41% increase in the retail gas price resulted in a 3.2% decrease in same-store gallons sold in May. The average retail price of gas in May was $3.79 per gallon compared to $2.69 a year-ago.

Total sales in the grocery and general merchandise category for the fourth quarter were up nearly 14% to $293.4 million, an average margin of 32.1%; down about 100 basis points from the same period a year-ago. This was primarily due to the continued competitive cigarette environment and indirect commodity pressures. Same-store sales in the quarter were up 4.8% while gross profit rose 10.7% to $94.2 million. Year-to-date same-store sales are up 4.6% with an average margin of 32.2%. Same-store customer count was up nearly 3% in the quarter, with double-digit sales increases across all major areas within the grocery and general merchandise category. Cigarettes represented about 7% of the margin decline in this category.

Total sales for the fiscal year were $1.2 billion up 11.4%. Same-store sales increased 4.6% in May, driven by solid gains in the beer and beverage area as we head into the summer months. Prepared food and fountain category continued to perform very well. Total sales were up 17.5% to $105.5 million during the quarter. Same-store sales in the quarter were up 11.8% with an average margin of 60.2%, down from the same quarter a year-ago; primarily due to higher commodity costs.

Average cost of cheese this quarter was about $2 per pound compared to $1.60 a year-ago. The average cost of coffee was more than double where it was in the quarter compared to the same period last year. We also experienced double-digit increase in meat and flour. Year-to-date same-store sales were up 7.7%. For the fiscal year our margin is 62.2%. These are excellent numbers in light of the escalating commodity pressures and the prolonged economic downturn.

To offset some of these pressures, we implemented a price increase in coffee effective February 1, and took an additional price increase effective April 1, on pizza slices and some select sandwiches. All of these combined represent approximately 3% increase. Same-store sale continued to be strong in May up 15.7%. This is the highest monthly increase since September of 2006.

For the fiscal year, operating expenses increased 15.5% to $607.6 million. Excluding approximately $16 million expenses related to the unsolicited hostile offer by Couche-Tard, expenses would have increased 12.7%. For the quarter operating expenses were up 11.4% driven by a combined increase of nearly $6 million in credit card fees and fuel expense. Without the increased credit card fees and fuel expense, expenses would have been up only 7%. Operating expenses were also up due to operate more stores this quarter compared to the same period a year-ago, as well as additional expenses from the stores that we replaced and remodeled. We are optimistic about the long-term earnings growth of all of these initiatives.

On the income statement, total revenue in the quarter was up 31.3% to $1.5 billion. Year-to-date total revenue was up 21.5%. Revenue left in both periods was due to an increase in the retail price of gas, sales increases in the categories mentioned previously and operating more stores this year compared to last year.

Effective tax rate this quarter was higher than the fourth quarter last year, primarily due to a change in uncertain tax positions related to transfer price calculations. We expect our effective tax rate to be around 37% or slightly higher next year. The number of basic shares outstanding in the quarter was 37,955,909 and the diluted share count was 38,256,700.

Our balance sheet continues to be strong. At April 30, cash and cash equivalents were nearly $60 million. Long-term debt net of current maturities increased to $678.7 million due to the recent debt the Company added to fund the recapitalization plan completed in August of 2010. As a result of buying back approximately 13.1 million shares of stock, shareholder equity declined $403.9 million. We generated $261.4 million in cash flow from operations. For the fiscal year, capital expenditures were $328.1 million compared to $174.9 million a year-ago in the same period. This was up due to increase in acquisition and construction activity.

This quarter we opened 6 new store constructions and completed 15 acquisitions. For the year, we have acquired 89 stores and completed 20 new store constructions. We have signed agreements for an additional 33 locations that we expect to close on within the next six months. Year-to-date we have replaced 15 stores and completed 120 major remodels. All of these incorporate the features of the new store design. Our store count at the end of this quarter was 1,637 corporate stores. We were optimistic about the pipeline for new store construction and acquisition opportunities going forward.

Now, let me outline our fiscal goals for the next fiscal year. They are to increase same-store gallons sold 1% with an average margin of $0.135 per gallon. Increased same-store grocery and other merchandise sales by 5.8% with an average margin of 32.8%. Increased same-store prepared food and fountain sales 7.7% with an average margin of 61.8%. Increase the total number of stores by approximately 4% to 6%. In addition we plan to replace ten stores and perform ten major remodels, all incorporating the features of our successful new store design. Company remains well positioned to increase the store capacity and we may revisit our expansion goals during the year as opportunities arise.

As you may know, we have a strong track record of growing our business while also returning value to shareholders through a dividend. At it’s June Board meeting, the Board declared a quarterly dividend of $0.15 per share which was an 11.1% increase from the year-end dividend amount in fiscal 2011. Dividend has doubled in the last several years and has a compound annual growth rate of more than 24% over the last five years. In closing, we were very pleased with the performance of the Company in fiscal 2011 and we expect to continue that strong momentum in 2012 and beyond. That completes my review of the quarter and year, we’ll now take your question.

QUESTION AND ANSWER

Operator

(Operator Instructions) Karen Short, BMO Capital.

Karen Short - BMO Capital Markets - Analyst

Thank you for taking my questions. Good quarter. Just a couple of questions here. You obviously had pointed out the extremely high credit card fees this quarter. And so looking at your gas margin guidance — I guess your gas in general guidance for next year; I guess 2 things jump out at me. One is it would seem that your gas margin probably — if you were to take your gas margin guidance and factor in what credit card fees are likely to be this year assuming gas prices don’t change dramatically; it seems that your guidance reflects gas margins coming down when we subtract credit card fees, coming down quite a bit from where it’s been trending, at least in fiscal ‘11. So I’m wondering what you are thinking on that or are you just being conservative?

Bill Walljasper - Casey’s General Stores Inc - CFO

The gas margin goal is one of the goals that we have that we have so many macro issues that effect. So it’s very hard to actually pull that in, in a very precise manner. I can tell you that our 4 year trailing average is $0.14 per gallon. 3 years is obviously slightly higher than that. But the 5 year is right in line with the $0.135 cents per gallon. So yes, it may be conservative. We’re certainly off to a very good start here in the month of May. That strong margin environment continues into June as well. It’s one of those things that we put that in there — usually we put that in there as a 5 year rolling average. I can tell you from a gallon perspective, Karen, our 2 year rolling average is slightly below a 1% gallon same-store growth. We feel it’s certainly obtainable even given the high retail prices that we are experiencing currently.

Karen Short - BMO Capital Markets - Analyst

Okay that was going to be my next question. And then what is your guidance assume — if maybe we can talk about the Altria impact and what your guidance is kind of assuming on that? And the same thing goes for what you are seeing in dairy costs?

Bill Walljasper - Casey’s General Stores Inc - CFO

The Altria impact, just to make sure everybody understands what that is. This was a new program that Altria, which is Marlboro, came out April 1. It was suggesting retailers lower their retail prices of cigarettes and in doing so they would certainly be some enticement there to do that. We chose not to go with that program. I think Karen, as you know. What we are seeing right now the competitive landscape in our market area, most of the retailers in our area did not go with that program. I know there are several other larger retailers in the c-store space that also did not go with that program. We’re actually seeing carton movement up. Same-store sales in the month of May were in the mid-single-digits for the cigarette category. Right now the impact is negligible. We are certainly seeing other categories within the cigarette environment pick up as the pricing changes.

Karen Short - BMO Capital Markets - Analyst

And is carton movement up with competitors? Are competitors getting more aggressive in pricing to try to take share? Or what’s happening?

Bill Walljasper - Casey’s General Stores Inc - CFO

I wouldn’t necessarily say competitors are getting more aggressive necessarily. Since we did not take the program, our retail prices in some pockets of our market area are a little bit higher than some of our peers. And consequently we are seeing some people shift to different brands within the cigarette category.

Karen Short - BMO Capital Markets - Analyst

Okay. Then on that note, in the third quarter if I remember correctly what had happened was you thought that you’d gotten a little too aggressive on tobacco pricing? That was part of the reason for the decline in margins in the grocery category. Maybe it was 120 basis points in the third quarter. Was that adjusted or corrected in terms of pricing in the fourth quarter? Can you just update me?

Bill Walljasper - Casey’s General Stores Inc - CFO

What happened Karen, we actually did circle back and look at a number of our market or pockets within our marketing area to see if there is opportunity to increase some of those pack pricing and we are certainly taking advantage of those opportunities. We start to cycle through that competitive cigarette environment here in the first quarter. So hopefully we hit a plateau in that regard.

Karen Short - BMO Capital Markets - Analyst

Last question, then I’ll get back in queue. What’s your expectation on dairy or what is imbedded in your prepared food margin in terms of dairy costs?

Bill Walljasper - Casey’s General Stores Inc - CFO

Certainly, dairy is another one that certainly ebbs-and-flows throughout the year. And I think you are specifically referring to our cheese costs.

Karen Short - BMO Capital Markets - Analyst

Yes.

Bill Walljasper - Casey’s General Stores Inc - CFO

Right now as you look forward, when we put our goals together in the prepared food area, we certainly look at a number of things; new product introduction, rollout and traction being gained from some initiatives like replacement stores, the remodel stores that we completed the last fiscal year and how they will contribute to the overall category. With respect to cheese, as I mentioned the average in the fourth quarter was $2. As we move forward into this fiscal year, we do have a little bit easier comparisons with respect to the average cost of cheese. We believe it’s not going to be as impactful in the upcoming year as it has been. That’s one of those things quite honestly that it’s a macro issues that do affect that.

Karen Short - BMO Capital Markets - Analyst

Okay great. I’ll get back into queue. Thanks.

Operator

Irene Nattel from RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

Thank you and good morning, everyone. Clearly the high gas prices are having an impact on driving patterns, given the volume decline. But if we assumed that the current agricultural commodity price environment is sustained, and this is kind of the new normal for gas prices; do you think that there is some upside to your forecast as people accept that this is just what it is and we have to move on?

Bill Walljasper - Casey’s General Stores Inc - CFO

To answer your question, I would say yes. I would say that as customers get acclimated to a new norm, if you will, or pricing norm, I think that’s correct. I think you will see habits start to reverse. Also on the other side of that, Irene, if the retail price of gas does stay in the same vicinity where it’s at now and the commodity pressures in the other areas continue to stay out there; the small retailers in our area we believe will continue to price more rationally in the gas environment. I guess the end game there is a sustained strong gas margin. I do believe there is some upside in that regard.

Irene Nattel - RBC Capital Markets - Analyst

That’s great. Thank you very much. And again, just assuming that this environment is commodity price environment is maintained, you did just take pricing in and put on a bunch of items. When would it be reasonable for you to take pricing again if it was required?

Bill Walljasper - Casey’s General Stores Inc - CFO

We certainly monitor that on a monthly basis. I know I do get monthly competitor pricing surveys on key products. So we are out there monitoring those key product on a very regular basis; to the extent that we see movement in the marketplace, we will make adjustments accordingly. Definitely we are in tune with that and that’s certainly a possibility going forward.

Irene Nattel - RBC Capital Markets - Analyst

And I’m assuming based on the very strong prints that you’ve had in the prepared food space that you haven’t really seen any consumer backlash against the price increases that you took in April?

Bill Walljasper - Casey’s General Stores Inc - CFO

That’s correct.

Irene Nattel - RBC Capital Markets - Analyst

That’s fabulous. And just finally if you could make some commentary around the acquisition environment right now?

Bill Walljasper - Casey’s General Stores Inc - CFO

I would say it’s certainly very robust. You can see what we accomplished in the last fiscal year. We pulled in 89 stores, we have written agreements now for 33 more. Wide variety of more with what we are looking at in various stages. We are very encouraged by the environment. And that’s why in my opening narrative we made a comment about revisiting the store growth goal as the year progresses.

Irene Nattel - RBC Capital Markets - Analyst

Then I know I said finely, but just sort of a follow-up on the acquisition. The new markets that you have gone into in the last 12 to 18 months, how happy have you been with their performance? Have you made any mid-course corrections? What should we expect on a go-forward basis?

Bill Walljasper - Casey’s General Stores Inc - CFO

I would say — and really the market I think you are referring to is Arkansas. I can say we were unbelievably happy with the stores that we put up in Arkansas. They have taken off greater than our expectation is and we are very excited about that. And continue to look at more and more opportunities in that area. Also actively looking in Tennessee and Kentucky and the western parts of those states. Very excited about how those are performing currently.

Karen Short - BMO Capital Markets - Analyst

That’s great. Thank you very much, gentlemen.

Bill Walljasper - Casey’s General Stores Inc - CFO

You’re welcome.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, guys. Great quarter. First a little house keeping, are you going to put out an 8-K on the May numbers?

Bill Walljasper - Casey’s General Stores Inc - CFO

That actually went out yesterday in conjunction with the press release.

Chuck Cerankosky - Northcoast Research - Analyst

Okay. I missed that then. In looking at your sales mix Bill, what kind of shifts are you seeing that say anything about the economy and how people are reacting to how your prices in all their shopping, not just fuel and prepared foods?

Bill Walljasper - Casey’s General Stores Inc - CFO

The shift that we see is kind of a similar shift that we have seen in prior quarters and it’s primarily geared in the cigarette area and the beer area. The beer we certainly see a movement over towards more packed purchasing that continues and bulk packages, 18 packs and 24 packs; that’s kind of a value oriented purchase in that particular category. In the cigarettes, we continue to see a trade down or trade over; typically it’s a trade down into a lower tier cigarette that’s less costly as that retail price escalates. Certainly we’ve seen both of those. And to that extent, that’s about the changes we’ve noticed here in the recent past.

Chuck Cerankosky - Northcoast Research - Analyst

Looking at that sales mix in cigarettes, what are you trying to accomplish there as a strategy? You indicated that you didn’t want to reduce prices. In fact, the opposite. Are you trying to push cartons or maximize profit per pack? What’s going on there?

Bill Walljasper - Casey’s General Stores Inc - CFO

Well, we were certainly looking to market both of those. When I say both, both the pack and the cartons. We have customers that purchase both. We have customers that are dedicated to what we call the premium lines of cigarettes. And then also certainly very cognizant of a more macro shift into maybe some lower tier cigarettes as consumers look for more value purchasing. Our shelf space allocation within the category sort of running the gamete from the premium brands up to the third and fourth tier brands and generic brands. We want to make sure that we don’t lose a customer because we don’t have a product available that’s in demand. It’s something that’s constantly being tweaked. We are trying to stay ahead of that ball game.

Chuck Cerankosky - Northcoast Research - Analyst

Looking at your gross profit margin for groceries and prepared foods Bill, for this year, they’ve come down some. Are you more focused on dollar profit goals as opposed to the margins right now given the cost issues?

Bill Walljasper - Casey’s General Stores Inc - CFO

Gross profit dollars really is how we manage the business and that’s what we are keen on. I will take that both separately, Chuck. And with respect to the general merchandise category; yes, the goal is down from what it was a year-ago but certainly we have to evaluate that the environment that we are in now versus a year-ago. That’s a 60 basis point increase in the year-end margin for the next fiscal year, we believe that we can obtain that through a couple areas. One of the big ones is what we’ve talked about already in the cigarette area. We’re revisiting the different markets within our particular 11 state area looking for opportunities to gain $0.10 here or $0.15 there on a pack and hopefully we can drive a little bit of gross profit dollars there. There does continue to be a movement toward more pack purchasing. We’re getting very close to 80% pack versus carton. And as you know, the pack margins are a little bit higher than the carton margins. So we think we have opportunities there. Also as we get to the end of the summer months, we will maybe be a little less promotional on the sports drinks and energy drinks versus last summer. That should help the margin as well. But another reason that gross profit dollars, we did take cost pressures within the candy area as well as bottled water. We did take prices up to maintain gross profit dollars, not necessarily to maintain margins. That’s kind of keeping it in check, so to speak.

Now on the prepared food equation, commodity costs as I alluded to in opening remarks are still very high. Coffee is double where it was last year. Cheese is still very high. One thing I didn’t mention is the cheese cost currently is about $2.35 all in right now as we speak. We have taken an up-tick here recently. These are pressures that are going to be around for a little bit and certainly we are looking to offset those in potential additional price increases over the course of this fiscal year.

Operator

Ben Brownlow, Morgan Keegan.

Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

I’ll add my congratulations to the quarter. Bill, can you comment on what you are seeing changing or what you see on the horizon that gives you confidence in the fuel comp guidance that you gave?

Bill Walljasper - Casey’s General Stores Inc - CFO

On the same-store gallon you mean?

Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

Yes.

Bill Walljasper - Casey’s General Stores Inc - CFO

As I mentioned with Karen’s question there, we look back at a number of issues, one of which was alluded to already. We have seen these levels of retail prices before back in the summer of 2008, as you recall. And so it’s not as if this is the first time the consumers have seen price levels at this point. We have seen some prices decrease here recently in our environment on gasoline. So one, I think customers will tend to get more acclimated to that particular price compared back to what it was back in 2008. Secondly, our 2 year rolling average on a same-store gallon movement is just slightly below 1% galling growth. We believe it’s certainly 1% gallon growth is still obtainable. To the extent that retail gas price decreases certainly we have an opportunity to go beyond the 1% gallon growth. I still believe the margin, we were very optimistic about the continuing strong margin environment with gas.

Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

And then can you comment on, update us on what you are seeing with the sub sandwich program and what the opportunity is there?

Bill Walljasper - Casey’s General Stores Inc - CFO

The sub sandwich program continues to gain traction every quarter. We have that probably now at about 10% to 15% of all of our store based in some form; whether it’s new store construction whether it’s replacement, remodel, whatever. With respect to moving forward with that, when we go ahead this summer we started this process already of adding kitchens to the acquisitions we did back in the third quarter. Over the next 2 quarters, we are now going through that initiative. When we go through those initiatives for remodeling and acquisition and implementing the kitchen, we always look to implement the sub sandwich program. Basically anything that we touch going forward, we are looking to put that sub sandwich program in. It is certainly in demand from our customers and when you look at the same -store movement in May it was up a 15.7%, I can tell you that what we call our pizza line which includes the sub sandwiches was up significantly higher than that. A good portion of that had to do with the fact that the sub sandwiches is a very popular item with our consumers.

Operator

Kelly Bania, Banc of America Merrill Lynch.

Kelly Bania - BofA Merrill Lynch - Analyst

Good morning. Bill, I was wondering if you could touch on the traffic. I think you mentioned your same-store traffic was up about 3% during the quarter. I was wondering if you look at some of those pockets where you are seeing more aggressive cigarette pricing, would that still hold true that kind of 3% traffic growth?

Bill Walljasper - Casey’s General Stores Inc - CFO

I don’t have an exact metric in that regard for that specific of data here. We certainly can look into that. I can tell you the same-store customer count was up almost 4% in May. I think it’s more of a function, Kelly, of the retail price of gasoline. At least from our consumer’s perspective whether it’s $20 or $30, that’s what they tend to put in their car. They don’t change their driving habits, so consequentially they have to come back to fill up on a more regular basis or more frequent basis. That’s helping the customer traffic come to the stores. When they are coming back, what we are seeing is they are still buying things inside the store and that there is a function of the higher same-store movement inside.

And also your question on cigarettes, Kelly, the pack purchases now are about 80%. But people don’t necessarily change their smoking habits. They continue to smoke the same amount and consequentially they will buy 2 or 3 packs of cigarettes, continue their smoking habits, come back and buy 2 or 3 more packs of cigarettes and so forth. Again, that’s helping to lend itself to a higher customer count.

Kelly Bania - BofA Merrill Lynch - Analyst

Got it. That’s helpful. Then on your operating expenses, I think they may have come in better than expected during the quarter, I guess in light of the credit card and fuel pressures that you mentioned. I’m wondering what maybe came in better than expected and any thoughts on how we can be thinking about that going forward for next year?

Bill Walljasper - Casey’s General Stores Inc - CFO

Couple of things in operating expenses. First of all, on the insurance line; at the end of every fiscal year, we conduct actual aerial opinions with the third party. That came a little bit better than expected. We did see relief there. But also, we kind of touched on this in the third quarter, we did have a great deal of construction activity in the third quarter. And as we get more in tune with operating larger store footprints with the sub sandwiches, we’re getting a little bit more efficient operating those stores. I think that’s helping.

Going forward from an operating standpoint, obviously they might fluctuate because of the growth; but right now for instance, wage is at about 55% of the overall operating expense number. That’s been tracking somewhere in the 3.5% to 4% same-store movement. So that’s one of the things you can think through there. Also, you will have to gauge where the retail price of gas is going go and that will ebb-and-flow your credit card fees as well as your fuel expense. Credit card fees in the year were up $65 million, was the number. So I would say probably a good number is going to be somewhere in that low teen in total operating expense.

Kelly Bania - BofA Merrill Lynch - Analyst

Got it. And then your comments on potentially maybe revisiting your store growth goals; is that referring more to acquisitions or there is any chance you kind of accelerate the store remodel program, I guess maybe later next year?

Bill Walljasper - Casey’s General Stores Inc - CFO

It would be both.

Kelly Bania - BofA Merrill Lynch - Analyst

And then any color on what you are seeing in the remodels, relative to your expectations? And then when in the quarter did they get done, really?

Bill Walljasper - Casey’s General Stores Inc - CFO

We did complete about 120 this fiscal year. Now we will have 10 that will trickle over into the first part of this fiscal year. We will have about 130 of those completed and we made the decision to stop at that point to evaluate those, because we certainly have a very diverse group of stores now up and running. So we can make some decisions maybe more efficiently going forward, especially when they come into the more robust summer months, with respect to the coolers specifically. Also, one of the reasons that we did decide to put the brakes there for the next couple of quarters is that as I alluded to I think in Ben’s question earlier is we are now in the process of going back to the acquisitions we did in the third quarter and putting in the kitchen. A lot of construction activity going on there, we want to get those completed in the next several quarters, at least by the end of the calendar year. Now arguably, we open these remodels in probably some of the worst seasonality of our business. They did come out a little slower because of that, but we are certainly starting to see them gain more and more traction. I would say it’s a little premature for us to give any type of ROIC or any thing like that at this point until we get through maybe a full cycle of the season. I would expect to hear from us a little more detail after we get through the summer months and how those are performing. We are certainly optimistic.

Kelly Bania - BofA Merrill Lynch - Analyst

Great. Thank you.

Operator

Anthony Lebiedzinski, Sidoti and Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. Just to follow up on the remodel question. You are taking a little bit of a break after you get done with these 10 additional ones. Ultimately, do you still see continuing with that remodel program? And then if so, how many stores could you see actually being in that, having a major remodel completed?

Bill Walljasper - Casey’s General Stores Inc - CFO

We certainly expect to pick that program back up again. And to answer your question, in addition to 130 that we’ve already accomplished, we’ve identified roughly about another 400 locations that we think this could be applicable to. We just want to make sure we are as sufficient as possible in that program going forward. Definitely we think it’s a great initiative.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Just to be clear, the same-store guidance for prepared foods, the 7.7%; that does not include any potential price increases, other than the ones that you’ve completed in February and April, right?

Bill Walljasper - Casey’s General Stores Inc - CFO

That’s correct.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Also just wondering if you could comment on the impact of the recent legislation on the debit card fees. What are your thoughts on that?

Bill Walljasper - Casey’s General Stores Inc - CFO

Good question. I was expecting that question. Kind of break down that particular question there. As I mentioned there in Kelly’s question, the credit card expense this fiscal year was about $65 million. Of that amount, roughly about one-third of that would be debit card utilization. So it’s about $21.5 million that ran through debit cards. With the change in legislation, you are seeing anywhere from a 50% to 60% reduction on the fee on a per-transaction basis. I guess in a quick nutshell, that’s somewhere in that $11 million to $13 million in reduction in debit card fees potentially. Now the wild card there Anthony, I will caveat that by saying that we’re not sure exactly how that will be handled by the market. It may be competed away all of it or maybe in part or it may not be. What I mean by that is certainly retailers may utilize that saving and try pass it on to the customers with some form of price reduction in certain products in their business. We’re going to have to wait and see there, I wouldn’t necessarily bank $12 million benefit in the OpEx at this point.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Do you think that gasoline would be the most likely part of the business where you could see potentially retailers thinking down on their prices?

Bill Walljasper - Casey’s General Stores Inc - CFO

It’s really hard to say. Certainly it’s one key product customers are very in tune with, cigarettes certainly another key product their in tune with. It could be a number of things, quite honestly. We will have to wait and see and probably, I would like to get that revisited next conference call for a good question that to give you an update on what we’re seeing.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. And also I may have missed this. What was Cap Ex in fiscal ‘11 and what is your outlook for fiscal ‘12?

Bill Walljasper - Casey’s General Stores Inc - CFO

I’ll answer the back half of that first. We have not given out the CapEx budget yet for 2012. That will be in the annual report 10-K. That will get filed June 28, the 10-K will. That will be in that document. Now to answer the first part of your question, Cap Ex for the fiscal 2011 year was $328 million. I can tell you that the budget will be significantly below that for 2012.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Thank you.

Operator

Damian Witkowski, Gabelli & Company.

Damian Witkowski - Gabelli & Company - Analyst

Good morning, Bill. Question on the acquisitions. I know you said in your prepared comments that you had a very robust pipeline. Are you — smaller sort of 10, 20 stores or do you have any bigger 60 plus type of chains in your pipeline?

Bill Walljasper - Casey’s General Stores Inc - CFO

Most of them are in that smaller chains here and there. You got 20 here and 30 there. Another 12, 1 here, things like that.

Damian Witkowski - Gabelli & Company - Analyst

And if a bigger one came along as they did last year, do you feel you have enough balance sheet flexibility to actually pull that off?

Bill Walljasper - Casey’s General Stores Inc - CFO

Absolutely.

Damian Witkowski - Gabelli & Company - Analyst

And then I don’t know if you mentioned it or not, I know that you said gross margin for gasoline where continued to be robust and in the month of May and June, did you actually give a number out?

Bill Walljasper - Casey’s General Stores Inc - CFO

We don’t give monthly numbers. We gave a guide innocence in relation to the goals. Above in line or below.

Damian Witkowski - Gabelli & Company - Analyst

And then you said credit card fees for the year are $65 million and I think they were $18 million for the fourth quarter. What was the fourth quarter last year just out of curiosity? What was the incremental cost that you incurred in the fourth quarter of 2011?

Bill Walljasper - Casey’s General Stores Inc - CFO

Fourth quarter last year was about $13.3 million.

Damian Witkowski - Gabelli & Company - Analyst

Okay, so almost $5 million. And then is it just gasoline or is that on average consumers are utilizing credit cards more?

Bill Walljasper - Casey’s General Stores Inc - CFO

You are right on point. Actually credit card utilization. Right now, of the total sales that ran through in the fourth quarter, 58% of those sales were done on credit cards. Actually, utilization went up about 19% to 20% in the quarter.

Damian Witkowski - Gabelli & Company - Analyst

Okay. So it was low 50%’s in Q4 of 2010?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes.

Damian Witkowski - Gabelli & Company - Analyst

Okay. That was it. Thank you very much.

Operator

Karen Short, BMO Capital Markets.

Karen Short - BMO Capital Markets - Analyst

Hi, thanks. I just want to follow-up on two things. In your gallon comps in May, where I guess first of all in May in general, was there anything on the calendar, like an extra shift that helped or maybe hurt your comps or was there anything weather related?

Bill Walljasper - Casey’s General Stores Inc - CFO

No, not particularly. The weather was I would say relatively average in the month of May.

Karen Short - BMO Capital Markets - Analyst

Okay. So is it related to your gallon comps in May, I know you were saying consumers have already seen these prices and they don’t really have the sticker prices so their behavior adjust. But that’s not what the May gallon comps would reflect. I don’t mean to harp on your guidance, but I just wanted to —

Bill Walljasper - Casey’s General Stores Inc - CFO

Not at all. It’s a good question. We are certainly hopeful that people will get a little more acclimated to the lower price. And I can tell you the retail price of gas certainly has dropped since this time frame. We are down at least in our market area close to the corporate office we are down in the $3.47 range now. Retails have come off a little bit subsequent to the end of May.

Karen Short - BMO Capital Markets - Analyst

Okay. That’s helpful. And then I was curious, in terms of your competitors as it relates to the Durbin reform, would you say that your competitors are more skewed to cash given that they are more of the one store operators? I guess I’m wondering, no one knows whether or not the benefit if it actually transpires will be arbitrated away or not. But do you have any sense of where your competitors lie in terms of the credit card penetration? Or debit card I guess?

Bill Walljasper - Casey’s General Stores Inc - CFO

We don’t have an idea. Most of our smaller operators wouldn’t have a feel for what their credit card penetration would be. But I have to believe it’s pretty high. I wouldn’t be surprised if it’s similar to what ours is.

Bob Myers - Casey’s General Stores Inc - President and CEO

Karen, you should look at, that all retailers are in the same situation. So no one retailer is not going to be advantaged over the other. We really don’t know what’s going to occur with that. And finally, the rules have not been finalized on the credit card swipe fees. We may actually see that not as low as what we are hoping for. So we are still waiting on that as well.

Karen Short - BMO Capital Markets - Analyst

Right. That makes sense. And then lastly on your OpEx in the fourth quarter, what was the actual dollar benefit from slightly lower insurance accruals?

Bill Walljasper - Casey’s General Stores Inc - CFO

$1.5 million.

Karen Short - BMO Capital Markets - Analyst

Okay. Thank you.

Operator

(Operator Instructions) Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Bill, in revisiting the acquisitions, the pipeline you’re talking about looks strong and you guys seem excited about it. How are the valuations of these deals? You’ve got very strong profitability in gasoline, on the one hand that might be pushing prices up. But how are your potential targets dealing with some of these higher operating costs?

Bill Walljasper - Casey’s General Stores Inc - CFO

As far as the values with respect to acquisitions, we’re still seeing the devaluations typically fall in that 5 to 7 times trailing EBITDA. We buy on both ends of the spectrum though, it really depends on the asset base. They are certainly within line of what we have been seeing in the past year or 2.

Chuck Cerankosky - Northcoast Research - Analyst

Anybody particularly struggling because of the cost of outside distribution versus what you can bring to that?

Bill Walljasper - Casey’s General Stores Inc - CFO

Certainly that’s a big synergy that we bring to acquisition is the self-distribution. I would certainly – this would be more speculation than anything. I would say that given the environment that we are in, given the higher commodity costs affecting really a vast array of different products within a convenience store; the higher retails, the legislative issues that we would face with cigarettes and new programs. I think that’s just additional working capital pressure to these smaller retailers. Consequently, it may give them just the nudge to maybe think about selling their business. That is part of the reason we are seeing a robust pipeline.

Chuck Cerankosky - Northcoast Research - Analyst

Excellent. Thank you.

Operator

There are no further questions at this time. I will now turn the call back over to Mr. Bill Walljasper for closing remarks.

Bill Walljasper - Casey’s General Stores Inc - CFO

I would just like to thank everybody for joining this morning. And if you have any follow-up questions, please feel free give me a call and have a great week. Thank you.

Operator

Ladies and gentlemen that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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